Exhibit 99.1

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

April 20, 2005	61/05

Chittenden Corporation Reports 9% Higher Earnings

Burlington, VT – Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced earnings for the quarter ended March 31, 2005, of $19.1 million or $0.41 per diluted share, compared to $17.5 million or $0.37 per diluted share a year ago. Chittenden also announced its quarterly dividend of $0.18 per share, which will be paid on May 13, 2005, to shareholders of record on April 29, 2005.

FIRST QUARTER 2005 FINANCIAL HIGHLIGHTS

•	Total loans increased $348 million from March 31, 2004. The primary drivers were increases of 18% in the commercial loan portfolio, 11% in the commercial real estate loan portfolio and 7% in the 1-4 family residential loan portfolio.

•	The Company’s deposits increased 5% from March 31, 2004 due to growth in demand, CMA/money market and jumbo CD accounts.

•	The Company’s net interest margin for the first quarter of 2005 was 4.30% up thirteen basis points from the similar quarter in 2004. The increase was primarily related to higher yields on loans, as well as continued improvement in the Company’s earning asset mix.

•	Similar to the first quarter of 2004, the Company experienced low net charge-offs of $295,000 in the first quarter of 2005. As a percentage of average loans, net charge-offs were 1 basis point in both periods, compared to 3 basis points in the fourth quarter of last year.

In making the announcement, Perrault said, “I’m pleased with the first quarter results and the significant progress that was achieved compared with the first quarter of 2004. EPS growth was more than 10% year over year. Deposit levels, which in the past have tended to dip at March 31st compared to year-end, held nicely, and loan growth in the first quarter of 2005 was similar to the same quarter a year ago. We are well positioned to continue executing our plan for 2005.”

ASSETS

Total loans at March 31, 2005 increased $51 million from the prior year-end and $348 million from a year-ago. The increases were attributable to continued growth in the commercial and commercial real estate portfolios and in 1-4 family residential real estate loans. Consumer loans increased slightly from the prior year-end and declined from March 31, 2004. The increase in commercial real estate loans from December 31, 2004 was partially offset by a reduction in the construction portfolio as commercial customers completed their projects and rolled them into permanent financing. Residential loans increased from both periods primarily as a result of higher originations of hybrid ARM mortgages as well as increased production of private banking loans. The consumer loan decline of $10 million from March 31, 2004 was driven by higher than normal prepayments in the indirect auto portfolio.

LIABILITIES

Total deposits increased $24 million from year-end and $229 million from March 31, 2004. The increase from a year-ago was driven primarily by the Company’s commercial customers and resulted in higher

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

activity in demand, CMA/money market accounts, and jumbo CDs. Borrowings at March 31, 2005 were $346 million, compared with $356 million at December 31, 2004 and $312 million at March 31, 2004. The increase from March 31, 2004 was due to higher dealer repurchase agreements and short-term borrowings, which were utilized to fund loan growth.

NET INTEREST INCOME

Net interest income on a tax equivalent basis for the three months ended March 31, 2005 was $59.4 million, which was essentially flat on a linked quarter basis and up $4.4 million from the same period a year ago. The increase in net interest income from the same period a year ago was due to continued growth in average earning assets as well as a higher net interest margin. The Company’s net interest margin for the first quarter was 4.30%, an increase of 3 basis points from the fourth quarter of last year and 13 basis points from the first quarter of 2004. The increase in the net interest margin primarily related to a higher yield on loans, which was driven by increases in the prime rate, as well as continued improvement in the Company’s asset mix. The contribution from the loan portfolio increased 3% to 74% of average earning assets and the yield on the loan portfolio increased 46 basis points to 5.75% from the similar period of a year ago.

NONINTEREST INCOME

Noninterest income increased $636,000 on a linked quarter basis and declined $444,000 from the same period a year-ago. The increase from the fourth quarter of 2004 was due to higher mortgage servicing income and seasonal increases in insurance commissions, which was partially offset by declines in investment management and trust income and gains on sales of loans. Mortgage servicing income increased from both the fourth quarter of 2004 and first quarter in 2004 due to higher impairment recoveries and lower amortization. The decrease in noninterest income from the same quarter a year ago was primarily due to lower service charges on deposits, gains on sales of securities net of losses on prepayment of borrowings, and investment management and trust fees which were partially offset by increases in mortgage servicing income and gains on sales of loans.

NONINTEREST EXPENSE

Noninterest expense was $45.4 million for the first quarter of 2005, an increase of $2.4 million on a linked quarter basis and $838,000 from the same period a year ago. The increase from the fourth quarter was primarily attributable to higher employee benefits of $1.2 million, occupancy expense of $916,000 and an increase of $388,000 in other noninterest expense. The employee benefit expense increase was driven by higher pension expense, and the normal seasonal trend in payroll taxes. The increase in occupancy expense was due to higher utility bills, additional snow removal expenses and higher property expenses in the New Hampshire franchise. The increase from the comparable quarter a year ago is primarily a result of higher salaries, employee benefits and other expense, which was partially offset by lower data processing expense.

INCOME TAXES

The effective income tax rate for the first quarter of 2005 was 36.4%, compared with 36.9% for the comparable quarter in 2004. The lower effective income tax rate from the first quarter of 2004 was primarily attributable to higher tax credits from qualified low-income housing projects.

CREDIT QUALITY

Net charge-offs as a percentage of average loans were 1 basis point for the first quarter of 2004, down 2 basis points from the fourth quarter of last year and flat with the same quarter a year ago. Nonperforming assets as a percentage of total loans at the end of the first quarter of 2005 were 50 basis points, which was flat from the prior year-end and down 5 basis points from the similar quarter in 2004. The provision for loan losses was $1.1 million for the first quarter of 2005, compared to $1.8 million for the fourth quarter of last year and $427,000 in the first quarter of 2004. The provision at March 31, 2005 declined

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

from the fourth quarter of 2004 due to continued strong asset quality and slower loan growth. The increase in the provision from the same period a year ago was a result of higher loan growth. As a percentage of total loans, the allowance for loan losses was 1.45%, flat from December 31, 2004.

EARNINGS CONFERENCE CALL

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call on April 21, 2005 at 10:30 am eastern time to discuss these earnings results. Interested parties may access the conference call by calling 800-591-6945, passcode 95626419. International dial-in number is 617-614-4911. Participants are asked to call in a few minutes prior to the call to allow time for registration. Internet access to the call is also available (listen only) by clicking “webcasts” under the Investor Resources section of the Company’s website at http://www.chittendencorp.com. A replay of the call will be available through April 28, 2005 by calling 888-286-8010 (International dial number is 617-801-6888), passcode 65236875. A replay of the call will also be available on the Company’s website at the address above for an extended period of time. The Company may answer one or more questions concerning business and financial developments and trends and other business. Some of the responses to these questions may contain information that has not been previously disclosed.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to individuals, businesses, and the public sector. Chittenden Corporation’s news releases, including earnings announcements, are available on the Company’s website.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chittenden intends for these forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ from historical performance or future expectations.

These differences may be the result of various factors, including changes in general, national or regional economic conditions, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, changes in levels of income and expense in noninterest income and expense related activities and other risk factors.

For further information on these risk factors and uncertainties, please see Chittenden’s filings with the Securities and Exchange Commission, including Chittenden’s Annual Report on Form 10-K for the year ended December 31, 2004. Chittenden undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

[1]	Chittenden’s subsidiaries are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, and Ocean National Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securities, Inc.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

	3/31/05	12/31/04	3/31/04
ASSETS

Cash and Cash Equivalents	$146,861	$136,468	$154,178

Securities Available For Sale	1,409,434	1,446,221	1,473,497
FRB / FHLB Stock	19,352	19,243	20,753
Loans Held For Sale	22,131	33,535	32,276

Loans:
Commercial	812,050	801,369	686,304
Municipal	98,128	106,120	92,338
Real Estate:
Residential:
1-4 family	712,133	688,017	666,753
Multi-family	180,632	182,541	182,085
Home equity	297,649	294,656	277,062
Commercial	1,651,247	1,590,457	1,485,031
Construction	133,799	174,283	138,497

Total Real Estate	2,975,460	2,929,954	2,749,428
Consumer	242,239	239,750	252,097

Total Loans	4,127,877	4,077,193	3,780,167
Less: Allowance for Loan Losses	(59,811)	(59,031)	(57,500)

Net Loans	4,068,066	4,018,162	3,722,667

Accrued Interest Receivable	28,443	28,956	25,582
Other Real Estate Owned	17	109	36
Other Assets	66,729	64,861	51,834
Premises and Equipment, net	72,336	74,271	77,534
Mortgage Servicing Rights	12,074	11,826	10,866
Identified Intangibles	19,648	20,422	21,978
Goodwill	216,136	216,136	216,431

Total Assets	$6,081,227	$6,070,210	$5,807,632

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand	$881,954	$890,561	$848,758
Savings	514,215	519,623	526,625
NOW	898,720	890,701	894,575
CMAs/ Money Market	1,527,753	1,577,474	1,472,377
Certificates of Deposit less than $100,000	781,111	752,828	780,940
Certificates of Deposit $100,000 and Over	459,410	407,543	311,067

Total Deposits	5,063,163	5,038,730	4,834,342

Securities Sold Under Agreements to Repurchase	91,443	76,716	76,051
Other Borrowings	254,418	279,755	236,446
Accrued Expenses and Other Liabilities	54,721	54,752	61,308

Total Liabilities	5,463,745	5,449,953	5,208,147

Stockholders’ Equity:
Common Stock	50,207	50,204	50,196
Surplus	248,864	249,036	247,464
Retained Earnings	395,410	384,679	351,569
Treasury Stock, at cost	(68,233)	(69,246)	(76,058)
Accumulated Other Comprehensive Income:
Unrealized Gains (Losses) on Securities Available for Sale	(13,747)	672	21,964
Directors Deferred Compensation to be Settled in Stock	4,996	4,930	4,381
Unearned Portion of Employee Restricted Stock	(15)	(18)	(31)

Total Stockholders’ Equity	617,482	620,257	599,485

Total Liabilities and Stockholders’ Equity	$6,081,227	$6,070,210	$5,807,632

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended
	3/31/05	12/31/04	3/31/04
Interest Income:
Loans	$58,151	$56,302	$49,254
Investment Securities:
Taxable	15,043	15,269	15,580
Tax-favored	13	14	13
Short-term Investments	5	76	7

Total Interest Income	73,212	71,661	64,854

Interest Expense:
Deposits	11,268	10,300	8,189
Borrowings	2,959	2,167	1,954

Total Interest Expense	14,227	12,467	10,143

Net Interest Income	58,985	59,194	54,711
Provision for Loan Losses	1,075	1,825	427

Net Interest Income after Provision for Loan Losses	57,910	57,369	54,284

Noninterest Income:
Investment Management and Trust	4,971	5,322	5,296
Service Charges on Deposits	4,041	4,179	4,691
Mortgage Servicing	355	(260)	(767)
Gains on Sales of Loans, Net	2,131	2,604	1,901
Gains on Sales of Securities	—	107	1,802
Loss on Prepayments of Borrowings	—	—	(1,194)
Credit Card Income, Net	975	1,074	908
Insurance Commissions, Net	2,364	1,223	2,626
Other	2,722	2,674	2,740

Total Noninterest Income	17,559	16,923	18,003

Noninterest Expense:
Salaries	21,676	21,302	20,879
Employee Benefits	6,479	5,281	5,971
Net Occupancy Expense	6,326	5,410	6,026
Data Processing	775	916	2,293
Amortization of Intangibles	774	774	755
Conversion and Restructuring Charges	—	291	152
Other	9,410	9,022	8,526

Total Noninterest Expense	45,440	42,996	44,602

Income Before Income Taxes	30,029	31,296	27,685
Income Tax Expense	10,947	11,268	10,218

Net Income	$19,082	$20,028	$17,467

Earnings Per Share, Basic	$0.41	$0.43	$0.38
Earnings Per Share, Diluted	0.41	0.43	0.37
Dividends Per Share	0.18	0.18	0.16

CHITTENDEN CORPORATION

SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)

(In thousands, except ratios and per share amounts)

	3/31/05	12/31/04	3/31/04
Selected Financial Ratios
Return on Average Equity	12.46%	12.95%	11.97%
Return on Average Assets	1.28%	1.31%	1.21%
Return on Average Tangible Equity [1]	20.35%	21.25%	20.38%
Return on Average Tangible Assets [1]	1.36%	1.39%	1.30%
Net Yield on Earning Assets	4.30%	4.27%	4.17%
Efficiency Ratio	58.07%	55.64%	60.34%

Tangible Capital Ratio	6.53%	6.58%	6.48%
Leverage Ratio	8.66%	8.42%	8.28%
Tier 1 Capital Ratio	10.46%	10.44%	10.36%
Total Capital Ratio	11.65%	11.64%	11.61%

Common Share Data
Common Shares Outstanding	46,402	46,342	45,954
Weighted Average Common Shares Outstanding	46,385	46,293	45,899
Weighted Average Common and Common Equivalent Shares Outstanding	46,918	46,960	46,522

Book Value per Share	$13.31	$13.38	$13.05
Tangible Book Value per Share	$8.23	$8.28	$7.86

Credit Quality Data
Nonperforming Assets (including OREO)	$20,692	$20,024	$20,657
90 days past due and still accruing	4,543	2,604	3,201

Total	$25,235	$22,628	$23,858
Nonperforming Assets to Loans Plus OREO	0.50%	0.49%	0.55%
Allowance to Loans	1.45%	1.45%	1.52%
Allowance to Nonperforming Loans (excluding OREO)	289.29%	296.41%	278.85%

Gross Charge-offs	$1,154	$2,821	$1,251
Gross Recoveries	859	1,428	860

Net Charge-offs	$295	$1,393	$391

Net Charge-offs to Average Loans	0.01%	0.03%	0.01%

QTD Average Balance Sheet Data
Securities	$1,450,210	$1,495,302	$1,530,534
Loans, Net	4,057,647	4,000,917	3,701,494
Earning Assets	5,568,124	5,572,226	5,292,868
Total Assets	6,060,179	6,089,616	5,792,012
Deposits	5,000,949	5,128,344	4,808,334
Borrowings	386,613	291,919	339,983
Stockholders’ Equity	621,276	615,420	586,788

1. Reconciliation of non-GAAP measurements to GAAP
Net Income (GAAP)	$19,082	$20,028	$17,467
Amortization of identified intangibles, net of tax	503	503	491
Tangible Net Income (A)	$19,585	$20,531	$17,958

Average Equity (GAAP)	621,276	615,420	586,788
Average Identified Intangibles	20,155	20,919	22,405
Average Deferred Tax on Identified Intangibles	(5,311)	(6,392)	(6,392)
Average Goodwill	216,136	216,502	216,431
Average Tangible Equity (B)	390,296	384,391	354,344

Return on Average Tangible Equity (A) / (B)	20.35%	21.25%	20.38%

Average Assets (GAAP)	6,060,179	6,089,616	5,792,012
Average Identified Intangibles	20,155	20,919	22,405
Average Deferred Tax on Identified Intangibles	(5,311)	(6,392)	(6,392)
Average Goodwill	216,136	216,502	216,431
Average Tangible Assets (C)	5,829,199	5,858,587	5,559,568

Return on Average Tangible Assets (A) / (C)	1.36%	1.39%	1.30%